                                                                     EXHIBIT 4.1

                             RIGHTS AGENT AGREEMENT

                              _______________, 2010

American Stock Transfer & Trust Company, LLC
59 Maiden Lane
New York, New York 10038

Ladies and Gentlemen:

In connection with your appointment as Subscription Agent in the transaction described herein, Tefron Ltd. (the Company), hereby confirms its arrangements with you as follows:

1.   RIGHTS OFFERING - The Company is distributing (the "Rights offering") to the holders of its ordinary shares, par value NIS 10.0 per share ("Ordinary
     Shares"), on ____________, 2010 (the "Record Date"), transferable rights
     ("Rights") to purchase an aggregate of up to 1,578,947 Ordinary Shares.
     Except as set forth under Paragraphs 8 and 9 below, Rights shall cease to be exercisable at 5:00 p.m., New York City time, on _______________, 2010 or such later date of which the Company notifies you orally and confirms in writing (the "Expiration Date"). One Right is being issued for each 1.3429
     Ordinary Shares held on the Record Date. One Right and payment in full of the subscription price of $3.8 (the "Subscription Price") is required to subscribe for one Ordinary Share. Rights are evidenced by transferable rights certificates in registered form ("Rights Certificates"). The Rights
     Offering will be conducted in the manner and upon the terms set forth in the Company's Prospectus dated _______________, 2010 (the "Prospectus"), which is incorporated herein by reference and made a part hereof as if set forth in full herein.

2.   APPOINTMENT OF RIGHTS AGENT - You are hereby appointed as Rights Agent to effect the Rights offering in accordance with the Prospectus. Each reference to you in this letter is to you in your capacity as Rights Agent unless the context indicates otherwise.

3.   DELIVERY OF DOCUMENTS - Enclosed herewith are the following, the receipt of which you acknowledge by your execution hereof:

     (a) a copy of the Prospectus, which includes instructions for exercise of the Rights (the "Instructions"); and

     (b) the form of Rights Certificate (with instructions).

     As soon as is reasonably practical, you shall mail or cause to be mailed, via first class mail, to each holder of Ordinary Shares at the close of business on the Record Date a Rights Certificate (with instructions)
     evidencing the Rights to which such holder is entitled, a Prospectus, and an envelope addressed to you. You and the Company may mutually agree that you shall use methods other than first class mail, including personal delivery, delivery by International Express Mail, or delivery by recognized expedited courier service such as Federal Express, UPS, DHL or Courier
     Network. Prior to mailing, the Company will provide you with blank Rights
     Certificates which you will prepare and issue in the names of holders of
     Ordinary Shares of record at the close of business on the Record Date and for the number of Rights to which they are entitled. The Company will also provide you with a sufficient number of copies of each of the documents to be mailed with the Rights Certificates. With respect to each rights certificate that you are required to mail hereunder, you shall maintain a blanket surety bond protecting you and the Company from loss or liability arising out of non-receipt or non-delivery of such certificates.

4.   SUBSCRIPTION PROCEDURE -

     (a) Upon your receipt prior to 5:00 p.m., New York City time, on the
     Expiration Date (by mail or delivery), as Rights Agent, of (ii) any Rights
     Certificate completed and endorsed for exercise, as provided on the reverse side of the Rights Certificate (except as provided in paragraph 8 hereof), and (ii) payment in full of the Subscription Price in U.S. funds by check, bank draft or money ORDER payable at par (without deduction for bank service charges or otherwise) to the order of American Stock Transfer &
     Trust Company, you shall as soon as practicable after the Expiration Date, mail to the subscriber's registered address on the books of the Company certificates representing the Ordinary Shares duly subscribed for and furnish a list of all such information to the Company.

     (b) Funds received by you pursuant to the exercise by shareholders of their subscription right shall be held by you in a segregated account to be maintained by you. You are hereby authorized and directed to endorse, negotiate and deposit all subscription payments into this account, and you shall provide an accounting to the Company from time to time, as the
     Company may reasonably request, regarding the subscription payments deposited into such account. Upon mailing certificates representing the
     Ordinary Shares, you shall promptly remit to the Company all funds received in payment of the Subscription Price for Ordinary Shares sold in the Rights
     Offering.

5.   SUBDIVISION, SALE OR TRANSFER OF RIGHTS - Until 5:00 p.m., New York City
     time, on the third business day prior to the Expiration Date, you shall facilitate subdivision or transfers of Rights Certificates by issuing new
     Rights Certificates in accordance with the instructions set forth on the reverse side of the Rights Certificates.

6.   DEFECTIVE EXERCISE OF RIGHTS; LOST RIGHTS CERTIFICATES - The Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. If the Company delivers to you a notice that the Company rejects any defective exercise of Rights, you shall as soon as practicable (i) if the defect and the necessary correction can be adequately explained by telephone and the holder can correct the defect without possession of the Rights Certificate(s), attempt to contact the holder of such Rights by telephone to explain the nature of the defect or (ii) return Rights Certificates with the defects or irregularities which have not been cured or waived to the holder of the Rights, together with a letter explaining the nature of the defect in exercise and how to correct the defect. Any rights certificate with respect to which defects in exercise are not corrected prior to 5:00 p.m., New York City time, on the
     Expiration Date, or which are received after such time, shall be returned to the holder of such Rights Certificates. If any Rights Certificate is alleged to have been lost, stolen or destroyed, you should follow the same procedures followed for lost stock certificates representing Ordinary
     Shares you use in your capacity as transfer agent for the Company's
     Ordinary Shares.

7.   DELIVERY - You shall deliver to the Company the exercised Rights
     Certificates in accordance with written directions received from the
     Company and shall deliver to the subscribers who have duly exercised Rights at their registered addresses certificates representing the securities subscribed for as instructed on the reverse side of the Rights
     Certificates. All Rights Certificates surrendered for the purpose of exercise shall, if surrendered to you shall be cancelled by you, and no
     Rights Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement.

8.   REPORTS - You shall notify the Company by telephone on or before the close of business on each business day during the period commencing 5 business days after the mailing of the Rights and ending at the Expiration Date (a
     "daily notice"), which notice shall thereafter be confirmed in writing, of
     (i) the number of Rights exercised on the day covered by such daily notice,
     (ii) the number of Rights for which defective exercises have been received on the day covered by such daily notice, (iii) the aggregate subscription payments made on such date and (iv) the cumulative total of the information set forth in clauses (i) through (iv) above. At or before 5:00 p.m., New
     York City time, on the first OTCBB trading day following the Expiration
     Date you shall certify in writing to the Company the cumulative total through the Expiration Date of all the information set forth in clauses (i)
     through (iii) above. You shall also maintain and update a listing of holders who have fully or partially exercised their Rights, holders who have transferred their Rights and their transferees, and holders who have not exercised their Rights. You shall provide the Company or its designees with such information compiled by you pursuant to this paragraph 9 as any of them shall request.

9.   FUTURE INSTRUCTIONS - With respect to notices or instructions to be provided by the Company hereunder, you may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company:

     Yacov Gelbard
     Eran Rotem

10.  PAYMENT OF EXPENSES - The Company will pay you compensation for acting in your capacity as Rights Agent hereunder in the amount of $___________ plus your reasonable out-of-pocket expenses not to exceed $2,000 without the prior written consent of the Company. The Company will pay an additional fee equal to one-third of the Rights Agent fee for each extension of the
     Offering, plus any out-of-pocket expenses associated with such extension.

     Fees will be paid by:

              Name:        Tefron Ltd.
              Attention:   Eran Rotem
              Address:     Industrial Center, Teradyon
                           P.O. Box 1365
                           Misgav, 20179, Israel
              Phone:       +972-4-9900803

11.  COUNSEL - You may consult with counsel satisfactory to you, which may be counsel to the Company, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered OR omitted by you hereunder in good faith and in accordance with such advice or opinion of such counsel.

12.  INDEMNIFICATION - The Company covenants and agrees to indemnify and hold you harmless against any costs, expenses (including reasonable fees of legal counsel), losses or damages, which may be paid, incurred or suffered by or to which you may become subject arising from or out of, directly or indirectly, any claim or liability resulting from your actions as Rights
     Agent pursuant hereto; provided that such covenant and agreement does not extend to such costs, expenses, losses and damages incurred or suffered by you as a result of, or arising out of, your own gross negligence, misconduct or bad faith or that of any employees, agents or independent contractors used by you in connection with performance of your duties as
     Rights Agent hereunder. If any action is brought against you in respect of which indemnity may be sought against the Company pursuant to this
     Paragraph 13, you shall promptly notify the Company in writing of the institution of such action and the Company may, at its option, assume the defense of such action, including the employment and fees of counsel (which counsel shall be reasonably satisfactory to you) and payment of expenses.
     You shall have the right to employ your own counsel in any such case, but the fees and expenses of such counsel shall be at your expense unless the employment of such counsel shall have been authorized in writing by the
     Company in connection with the defense of such action or the Company shall not have employed counsel to have charge of the defense of the action, in any of which events the fees and expenses of not more than one additional firm of attorneys for you shall be borne by the Company.

13.  NO ASSIGNMENT; DELEGATION - Neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the prior written consent of the other party.

14.  FACSIMILE SIGNATURES - Any facsimile signature of any party hereto shall constitute a legal, valid and binding execution hereof by such party.

15.  NOTICES - Unless otherwise provided herein, all reports, notices and other communications required or permitted to be given hereunder shall be in writing and delivered by hand or confirmed telecopy or by first class U.S.
     mail, postage prepaid, shall be deemed given if by hand or telecopy, upon receipt or if by U.S. mail, three business days after deposit in the U.S.
     mail and shall be addressed as follows:

     (a)  If to the Company, to:

          Tefron Ltd.
          Industrial Center, Teradyon
          P.O. Box 1365
          Misgav, 20179, Israel
          Attn: Eran Rotem
          Telephone: +972-4-9900803

          with copy to:

          Perry Wildes, Adv.
          Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
          One Azrieli Center
          Tel Aviv 67021, Israel
          Telephone: +972-3-607-4444

     (b)  If to you, to:

          American Stock Transfer & Trust Company, LLC
          59 Maiden Lane
          New York, N.Y. 10038
          Attention: George Karfunkel
          Telephone: (718) 921-8200
          Telecopy: (718) 236-4588

                                      Yours truly,

                                      By: ___________________________________
                                      Name: Eran Rotem
                                      Title: Chief Financial Officer

Agreed & Accepted:
AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By: _______________________________

Name: _____________________________

Title: _______________________________